Preformed Line Products Announces Financial Results for the Quarter Ended March 31, 2013

MAYFIELD VILLAGE, Ohio, May 3, 2013 /PRNewswire/ -- Preformed Line Products Company (NASDAQ: PLPC) today reported financial results for the first quarter ended March 31, 2013.

Net income for the quarter ended March 31, 2013 was $4,965,000, or $.91 per diluted share, compared to $8,133,000, or $1.50 per diluted share, for the comparable period in 2012.

Net sales for the first quarter of 2013 were $98,689,000 compared to $108,846,000 in the first quarter of 2012.

Currency exchange rates had a negative impact on 2013 first quarter net sales and net income of $2.1 million and $.2 million, respectively.

Rob Ruhlman, Chairman and Chief Executive Officer, said, "Historically speaking, this was a relatively strong quarter. While we are disappointed, the results are certainly understandable given the ongoing uncertainty within our domestic economy, the weakness of the Eurozone and the depressed spending in the Asia Pacific region."

Founded in 1947, Preformed Line Products is an international designer and manufacturer of products and systems employed in the construction and maintenance of overhead and underground networks for energy, telecommunication, cable operators, information (data communication), and other similar industries. Our primary products support, protect, connect, terminate, and secure cables and wires. We also provide solar hardware systems and mounting hardware for a variety of solar power applications.

Preformed's world headquarters are in Cleveland, Ohio, and the Company operates three domestic manufacturing centers located in Rogers, Arkansas, Albuquerque, New Mexico, and Albemarle, North Carolina. The Company serves its worldwide market through international operations in Argentina, Australia, Brazil, Canada, China, England, Indonesia, Malaysia, Mexico, New Zealand, Poland, South Africa, Spain and Thailand.

This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company's and management's beliefs and expectations concerning the Company's future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include the strength of the economy and demand for the Company's products, increases in raw material prices, the Company's ability to identify, complete and integrate acquisitions for profitable growth, and other factors described under the headings "Forward-Looking Statements" and "Risk Factors" in the Company's 2012 Annual Report on Form 10-K filed with the SEC on March 15, 2013 and subsequent filings with the SEC. The Annual Report on Form 10-K and the Company's other filings with the SEC can be found on the SEC's website at http://www.sec.gov. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

PREFORMED LINE PRODUCTS COMPANY
STATEMENTS OF CONSOLIDATED OPERATIONS
(UNAUDITED)

In thousands, except per share data	Three month periods ended March 31,
	2013	2012

Net sales	$ 98,689	$ 108,846
Cost of products sold	67,390	72,834
GROSS PROFIT	31,299	36,012

Costs and expenses
Selling	9,061	8,896
General and administrative	11,480	12,007
Research and engineering	3,770	3,655
Other operating expense (income)	121	(651)
	24,432	23,907

OPERATING INCOME	6,867	12,105

Other income (expense)
Interest income	116	137
Interest expense	(103)	(196)
Other income	37	145
	50	86

INCOME BEFORE INCOME TAXES	6,917	12,191

Income taxes	1,952	4,058

NET INCOME	$ 4,965	$ 8,133

BASIC EARNINGS PER SHARE
Net Income attributable to PLPC common shareholders	$ 0.92	$ 1.52

DILUTED EARNINGS PER SHARE
Net Income attributable to PLPC common shareholders	$ 0.91	$ 1.50

Cash dividends declared per share	$ -	$ 0.20

Weighted-average number of shares outstanding - basic	5,377	5,334

Weighted-average number of shares outstanding - diluted	5,457	5,438

PREFORMED LINE PRODUCTS COMPANY
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	March 31,	December 31,
Thousands of dollars, except share and per share data	2013	2012

ASSETS
Cash and cash equivalents	$ 27,024	$ 28,120
Accounts receivable, less allowances of $1,865 ($2,039 in 2012)	66,713	61,695
Inventories - net	86,308	86,916
Deferred income taxes	6,091	6,557
Prepaids	10,060	8,381
Other current assets	2,987	2,432
TOTAL CURRENT ASSETS	199,183	194,101

Property, plant and equipment - net	96,943	93,326
Other intangibles - net	13,710	14,038
Goodwill	15,570	15,537
Deferred income taxes	6,782	6,069
Other assets	10,569	9,993

TOTAL ASSETS	$ 342,757	$ 333,064

LIABILITIES AND SHAREHOLDERS' EQUITY

Notes payable to banks	$ 97	$ 217
Current portion of long-term debt	184	251
Trade accounts payable	24,212	21,822
Accrued compensation and amounts withheld from employees	13,684	12,271
Accrued expenses and other liabilities	17,528	23,682
TOTAL CURRENT LIABILITIES	55,705	58,243

Long-term debt, less current portion	16,077	9,322
Other noncurrent liabilities and deferred income taxes	24,136	24,430

SHAREHOLDERS' EQUITY
PLPC shareholders' equity:
Common shares - $2 par value, 15,000,000 shares authorized, 5,376,254 and 5,377,937 issued and outstanding, net of 691,472 and 689,472 treasury shares at par, respectively, as of March 31, 2013 and December 31, 2012	10,753	10,756
Common shares issued to Rabbi Trust, 183,929 and 184,036 shares	(6,517)	(6,522)
Deferred Compensation Liability	6,517	6,522
Paid in capital	16,797	16,355
Retained earnings	232,456	227,622
Accumulated other comprehensive loss	(13,167)	(13,664)
TOTAL SHAREHOLDERS' EQUITY	246,839	241,069

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 342,757	$ 333,064

CONTACT: Eric R. Graef, Preformed Line Products, (440) 473-9249